Exhibit 23.2

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maxar Technologies Inc.:

We consent to the incorporation by reference in the registration statement filed on May 13, 2020 on Form S-8 of Maxar Technologies Inc. of our report dated March 1, 2019, except for note 4, as to which the date is March 2, 2020, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders’ equity of Maxar Technologies Inc. and subsidiaries for the year ended December 31, 2017, and the related notes,  which report appears in the December 31, 2019 annual report on Form 10‑K of Maxar Technologies Inc.

/s/ KPMG LLP

Chartered Professional Accountants

May 13, 2020

Vancouver, Canada